UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INSIGHT ENTERPRISES, INC.

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Notice of 2018 Annual Meeting of Stockholders

and

Proxy Statement

In 2017, our team delivered strong growth in our core business and gained market share from competitors in North America, reflecting growth in data center solutions as well as devices. Our acquisition of Datalink in January 2017, which delivered solid financial results in its first year as part of Insight, complemented the growth in our core business. Additionally, we delivered an impressive increase in earnings from operations year over year, driven by gross profit growth that was faster than sales and tight cost management across the business in 2017. We believe that we have a full suite of solutions that position us to provide value to our clients throughout their technology journey and provide a strong foundation for us to compete in the marketplace in 2018.

Dear Fellow Stockholder,

On behalf of our Board of Directors, I’m pleased to invite you to Insight’s 2018 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 10, 2018 at 11:00 a.m. MST, at our client support center located at 910 West Carver Road, Suite 110, Tempe, Arizona. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

For Insight, 2017 was a year of record financial performance and strategic progress, as we improved profitability and made strategic investments for the future.

For more information on Insight and to take advantage of the many stockholder resources and tools available, we encourage you to visit our Investor Relations website at www.insight.com.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote either via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your trust in Insight and your investment in our business.

Kenneth T. Lamneck
President and Chief Executive Officer
April 6, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When:	Where:

Thursday, May 10, 2018	Insight Client Support Center
11:00 a.m. MST	910 West Carver Road, Suite 110
Tempe, Arizona

We are pleased to invite you to the Insight Enterprises, Inc. 2018 Annual Meeting of Stockholders (the “Annual Meeting”).

Items of Business:

1.	To elect nine directors for a term expiring at the 2019 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified);
2.	To approve, on an advisory basis, named executive officer compensation;
3.	To ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and
4.	To consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Record Date:

Holders of our common stock at the close of business on March 22, 2018 are entitled to notice of, and to vote at, the Annual Meeting.

How to Vote:

Your vote is important to us. Please see “Voting Information” on page 1 for instructions on how to vote your shares.

These proxy materials are first being distributed on or about April 6, 2018.

April 6, 2018	By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 10, 2018:   The proxy materials relating to our 2018 Annual Meeting (notice, proxy statement and annual report) are available at

www.proxypush.com/nsit.

PROXY STATEMENT TABLE OF CONTENTS

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of Insight Enterprises, Inc. (the “Company” or “Insight”) as of the close of business on March 22, 2018, the record date for the Annual Meeting.

Participate in the Future of Insight – Vote Today

Please cast your vote as soon as possible on all of the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 14	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 25	FOR
Proposal 3	Ratification of Independent Registered Public Accounting Firm	Page 56	FOR

Voting in Advance of the Annual Meeting

Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

INTERNET / MOBILE	PHONE	MAIL

Visit 24/7:
www.proxypush.com/nsit	Dial toll free 24/7:	Mark, sign and date your
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 9, 2018.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 9, 2018.	proxy card and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

You may vote in person at the Annual Meeting, which will be held on Thursday, May 10, 2018, at 11:00 a.m. MST, at the Insight Client Support Center, 910 West Carver Road, Suite 110, Tempe, Arizona. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions

We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on page 59 of this proxy statement.

PROXY SUMMARY

This summary highlights information contained elsewhere. This summary does not contain all of the information that you should consider, and you should read carefully the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017 before voting at the Annual Meeting. Measures used in this proxy statement that are not based on U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to the most directly comparable GAAP measure in Appendix A.

Business Overview

We are a Fortune 500 global information technology (“IT”) provider helping organizations of all sizes – from small and medium sized businesses to worldwide enterprises, governments, schools and health care organizations – define, architect, implement and manage Intelligent Technology Solutions™. We empower our clients in managing their IT environments so they can drive meaningful outcomes today and transform their operations for tomorrow.

This year, 2018, marks 30 years of doing business for Insight. Across three decades, we have evolved with the industry in pursuit of helping our clients run their businesses smarter. The ever increasing complexity across the technology ecosystem, combined with the continual emergence of new trends and offerings, has made it difficult for most clients to effectively manage their IT environments. We believe that our core business plus our recent strategic acquisitions have provided us with an integrated foundation to better serve our clients. We have identified four key solutions areas that capitalize on this foundation and include robust offerings to address our clients’ demands. Our key solutions areas are:

•	Supply Chain Optimization – We help our clients invest smarter. By optimizing their supply chain, we help our clients maximize resources and do more today so they can invest in the future.

•

Connected Workforce – We help our clients’ employees work smarter. By connecting their workforces, we help our clients create meaningful employee experiences that fuel productivity as well as attract and retain essential talent.

•

Cloud and Data Center Transformation – We help our clients run workloads smarter. By defining and navigating cloud and data center platforms, we help our clients optimize and modernize their businesses.

•

Digital Innovation – We help our clients innovate smarter. By innovating their digital business process, we help our clients monetize existing offerings, create new revenue streams and drive differentiation across their customers’ experience.

We are organized in three geographic operating segments:

Operating Segment	Geography	% of 2017 Consolidated Net Sales
North America	United States and Canada	77%
EMEA	Europe, Middle East and Africa	20%
APAC	Asia-Pacific	3%

2017 Business Highlights

In 2017, our team delivered strong growth in our core business and gained market share from competitors in North America, reflecting growth in data center solutions as well as devices. Our acquisition of Datalink in January 2017, which delivered solid financial results in its first year as part of Insight, complemented the growth in our core business. Overall, we improved profitability partly as a result of expense discipline across the business. For the year, we delivered the following consolidated financial results:

•	Net sales growth of $1.2 billion, or 22%, to $6.7 billion

•	Gross profit growth of 24%, with gross margin increasing approximately 20 basis points

•	Non-GAAP Adjusted earnings from operations (“EFO”) growth of 24%

•	Non-GAAP Adjusted diluted earnings per share (“EPS”) growth of 29%, to $3.24

•	Non-GAAP Adjusted return on invested capital (“ROIC”) of 10.33%

See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

From a strategic standpoint, Insight continued to expand its market leading capabilities for delivering global IT solutions for complex business problems through:

•

the acquisition of Datalink Corporation (“Datalink”), a leading provider of IT services and enterprise data center solutions based in Eden Prairie, Minnesota with operations throughout the United States, on January 6, 2017 and completion of the IT systems and back office integration activities by mid-year; and

•	the acquisition of Caase.com, a Dutch cloud service provider, in the third quarter of 2017, which further enhanced our technical capabilities around Office 365 and Azure in the EMEA region.

We also continued to make additional strategic investments for the future to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2012 would have grown to $220 on December 31, 2017. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $207) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $241) over the same period, with dividends reinvested quarterly.

For further details about our performance in 2017, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Our Board of Directors

•	Independent Board. Our Board of Directors is comprised entirely of independent directors, other than our President and Chief Executive Officer.
•	Independent Chair of the Board. Timothy A. Crown serves as our independent Chair of the Board.
•	Independent Board Committees. All members of our Audit, Compensation and Nominating and Governance Committees are independent directors.

					Board Committee Membership As of April 1, 2018
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Kenneth T. Lamneck	63	2010	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	54	1994	Investor / Entrepreneur	✓
Richard E. Allen	61	2012	Investor	✓		×
Bruce W. Armstrong	56	2016	Operating Partner, Khosla Ventures	✓	×		×
Linda Breard	48	2018	Investor	✓	×	×
Catherine Courage	43	2016	Vice President, Experience for Ads and Commerce, Google, Inc.	✓		×	×
Bennett Dorrance*	72	2004	Managing Director, DMB Associates, Inc.	✓		×	×
Michael M. Fisher*	72	2001	Investor	✓	×	×
Anthony A. Ibargüen	58	2008	President, AquaVenture Holdings LLC and Chief Executive Officer, Quench USA, Inc.	✓	×
Kathleen S. Pushor	60	2005	Independent Consultant	✓			×
Girish Rishi	48	2017	Chief Executive Officer of JDA Software, Inc.	✓	×	×

Committee Chair.
á	Messrs. Dorrance and Fisher are retiring effective at the Annual Meeting pursuant to the Company’s policy requiring mandatory retirement of directors at age 72.

Executive Compensation Highlights

CEO Pay for Performance

Our executive compensation program is focused on driving profitability growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses on variable, performance based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2017, approximately 82% of the target total direct compensation of our President and Chief Executive Officer, Kenneth T. Lamneck, was variable and/or “at-risk” and earned only if performance goals are met.

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices

✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is at-risk and tied to performance

✓	Long-term performance objectives aligned with the creation of stockholder value

✓	Compensation Committee consists of independent directors only

✓	Annual review of our compensation-related risk profile

✓	Market comparison of executive compensation against relevant peer group information

✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company

✓	Robust stock ownership guidelines

✓	Clawback policy

✓	We do not provide excessive executive perquisites

✓	We do not provide excessive severance benefits

✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago

✓	We do not allow repricing of underwater stock options under our long-term incentive plan without stockholder approval

✓	We do not allow hedging or short sales of our securities, and we do not allow pledging of our securities except in limited circumstances with pre-approval

Extensive information regarding our executive compensation programs in place for 2017 can be found under the heading “Compensation Discussion and Analysis.”

CORPORATE GOVERNANCE

To provide a framework for effective corporate governance, our Board of Directors (the “Board of Directors” or “Board”) has adopted Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and recommends proposed changes to the Board for approval.

Our Corporate Governance Guidelines, along with other corporate governance documents, such as committee charters and our Code of Ethics and Business Practices, are available on our website at http://investor.insight.com/corporate-governance.

Independence of Our Board of Directors

Under our Corporate Governance Guidelines and the listing standards of NASDAQ, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the NASDAQ listing standards and considers all relevant facts and circumstances.

Under the NASDAQ independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the NASDAQ listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of NASDAQ, other than our President and Chief Executive Officer, Kenneth T. Lamneck.

Board of Directors Leadership Structure

Timothy A. Crown serves as the Chair of our Board of Directors and Kenneth T. Lamneck serves as our President and Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer, along with the use of regular executive sessions of the independent directors, provides appropriate oversight of the Company’s strategic direction. Anthony A. Ibargüen serves as the Presiding Director of the Board and is responsible, after consultation with the full Board, for proposing revisions to the Company’s Corporate Governance Guidelines and Board procedures.

Board Refreshment

The Company has just completed a refreshment of our Board by phasing out the Company’s classified board structure, electing four new directors in the past two years, and accepting the retirements of four long time directors over the past two and a half years pursuant to the Company’s mandatory retirement policy. One director retired early in 2016, another retired effective at the 2017 Annual Meeting of Stockholders, and two directors will be retiring effective at the 2018 Annual Meeting of Stockholders. Mr. Rishi and Ms. Breard were appointed by the Board in December 2017 and February 2018, respectively, as replacements for the directors that will be retiring. In early 2016, Ms. Courage and Mr. Armstrong were appointed to replace the directors that retired in 2016 and 2017. The refreshment has increased the Board’s diversity, experiences, and perspectives while lowering the average age of our directors from 61 to 55.

Board Assessment

The Board engages in a robust self-evaluation process designed to elicit improvement in the effectiveness of the Board, its committees and the individual directors. For the last several years, on an annual basis, the Company’s outside counsel has distributed a self-assessment questionnaire, which was followed by an interview with each director. After compiling the results, the recommendations were reviewed with the Chairs of the Board and each committee. The Chairs of the committees use the recommendations to identify areas of potential improvements for their respective committees and the Chairs of the Board and Nominating and Governance Committee provide feedback to each individual director.

Corporate Social Responsibility

Sustainability and corporate social responsibility are values embraced by the Company. The Company has signed the United Nations Global Compact and supports its principles of human rights, anti-discrimination, environmental responsibility and anti-corruption. The Company and its employees also support the Insight In It Together Foundation, which (i) provides financial assistance and other resources to teammates and their families in times of special need and (ii) supports community organizations providing technology to support educational opportunities for under privileged children. The Company and its employees also support other philanthropic and volunteer efforts through numerous programs and events that improve our communities. The Company does not make political contributions.

Board and Committee Meetings

Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and annual meetings of stockholders.

In 2017, the Board held 12 meetings, including regularly scheduled and special meetings. In 2017, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, eight of the nine directors then in office attended our 2017 Annual Meeting of Stockholders.

Board Committees

Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our Board has adopted charters for each of these committees, which are available on our website at http://investor.insight.com/corporate-governance. Under the committees’ charters, the committees report regularly to the Board. Additional information on each of these committees is set forth below.

Audit Committee

Chair:  Richard E. Allen

Other Members of the Committee:  Bruce W. Armstrong, Linda Breard, Michael M. Fisher, Anthony A. Ibargüen, Girish Rishi

Meetings Held in 2017:  10

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence; (3) reviewing with our independent registered public accounting firm the scope and results of its audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters; (8) reviewing and approving or ratifying related party transactions; and (9) overseeing our internal audit function.

Independence:

Each member of the Audit Committee meets the audit committee independence requirements of NASDAQ and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has designated each of Richard E. Allen, Linda Breard and Michael M. Fisher as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chair:  Kathleen S. Pushor

Other Members of the Committee:  Richard E. Allen, Linda Breard, Catherine Courage, Bennett Dorrance, Michael M. Fisher, Girish Rishi

Meetings Held in 2017:  6

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) administering our stock plans and other incentive compensation plans; (3) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; (4) delegating authority to directors or executive officers to grant equity awards to eligible employees; (5) appointing, compensating, retaining, evaluating and overseeing outside compensation consultants, experts and other advisors; (6) reviewing trends in executive compensation; and (7) reviewing talent management and succession planning for senior executives, including internal succession candidates for the chief executive officer.

Independence:

Each member of the Compensation Committee meets the compensation committee independence requirements of NASDAQ and the rules under the Exchange Act, meets the non-employee director requirements of Rule 16b-3 under the Exchange Act, and meets the outside director requirements under Section 162(m) of the Internal Revenue Code (“IRC”).

Nominating and Governance Committee

Chair:  Anthony A. Ibargüen

Other Members of the Committee:  Bruce W. Armstrong, Catherine Courage, Bennett Dorrance, Kathleen S. Pushor

Meetings Held in 2017:  5

Primary Responsibilities:

Our Nominating and Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) reviewing developments in and making recommendations regarding corporate governance matters; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) managing the Board’s self-evaluation process; (6) coordinating the process for chief executive officer succession, especially involving external candidates; and (7) retaining, compensating and terminating any director search firms or other advisors. In addition, the Chair of the Nominating and Governance Committee serves as the presiding Director of the Board.

Independence:

Each member of the Nominating and Governance Committee meets the nominating and corporate governance committee independence requirements of NASDAQ.

Executive Committee

Chair:  Timothy A. Crown

Other Members of the Committee:  Anthony A. Ibargüen, Kenneth T. Lamneck

Meetings Held in 2017:  None

Primary Responsibilities:

Our Executive Committee meets, at the request of the Chair, to exercise the powers and authority of the Board during intervals between meetings of the Board. The Executive Committee shall not exercise: (1) powers delegated to other committees of the Board; and (2) powers that may not be delegated to a committee under Delaware General Corporation law, including amending the Bylaws or approving a merger of the Company.

Board of Directors Role in Strategy

Our Board of Directors oversees the Company’s strategy. On an annual basis, the Board reviews and approves the Company’s strategic plan and is involved in the Company’s strategic planning process throughout its development. In 2017, the Board oversaw the engagement of an outside consultant that assisted management in evaluating the strengths and weaknesses of the Company, key trends in the industry, and opportunities for future growth of the Company. The Board was also involved in evaluating and prioritizing the strategies adopted by the Company as a result of this process.

Board of Directors Role in Risk Oversight

Enterprise Risk Management Policy

Our Board of Directors oversees our Enterprise Risk Management Policy (“ERM Policy”), which is designed to drive the identification, analysis, discussion and reporting of risks to the enterprise. The ERM Policy encourages constructive dialog at the senior management and Board levels to proactively identify and manage enterprise risks. Under the ERM Policy, senior management develops a comprehensive report of enterprise risks by conducting regular assessments of the business and supporting functions, including assessments of strategic, operational, financial reporting and legal and compliance risks, and helps to ensure appropriate response strategies are in place.

Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of the Company. Senior management provides regular updates to the full Board of Directors at least twice a year on matters covered by the ERM Policy, and reports to the full Board on any identified high priority enterprise risks.

Compensation Risk Assessment

We annually conduct an assessment of the risks associated with our compensation practices and policies. In 2017, we determined that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our various compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short-term and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

Code of Ethics and Business Practices

We have adopted a code of ethics and business practices, which is applicable to all of our teammates and our directors. A copy of this code is available on our website at http://investor.insight.com/corporate-governance. If we make any substantive amendments to the code of ethics and business practices or grant any waiver from a provision of the code to our chief executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

Hedging, Short Sales and Pledging Policies

Our Policy on Insider Trading, which applies to all teammates, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging transactions involving Company securities and it also prohibits short sales or other speculative transactions involving our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our Compliance Officer, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Communications with the Board of Directors

Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by mail at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2017 were Ms. Pushor (Chair) and Messrs. Allen, Dorrance, Fisher, Jones (until his retirement on May 15, 2017) and Rishi and Ms. Courage. No member of the Compensation Committee was at any time during 2017 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure. No executive officer of Insight has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2017.

Related Party Transactions

Related Party Transaction Approval Policy

We have a written policy regarding the approval and/or ratification of related party transactions. The policy is administered by our Audit Committee and applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of the Company’s directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons.

Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following categories of pre-approved transactions:

•	employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee;
•	director compensation subject to disclosure requirements;
•

in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases);

•

any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts;

•	any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis;
•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

We generally believe these transactions are not significant to investors because they comply with the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.

Related Party Transactions

No related person had any direct or indirect material interest in any transaction with us required to be disclosed during 2017 or since the commencement of the 2018 fiscal year, except as disclosed below.

One of our directors, Mr. Dorrance, serves on the board of directors of, and holds an equity interest in excess of 10% in, Campbell Soup Company. During 2017, in the ordinary course of business, certain subsidiaries of Campbell Soup Company purchased products and services from the Company in the aggregate amount of approximately $192,000. In accordance with the related party transaction approval policy adopted by our Board of Directors, these transactions were considered pre-approved transactions and therefore did not require any separate approval, ratification or other action by the Audit Committee.

No Stockholder Rights Plan

The Company does not maintain a stockholder rights plan (commonly referred to as a poison pill).

PROPOSAL 1 – Election of Directors

Upon completion of the Annual Meeting, our Board will consist of nine directors. As a result of our phasing out the Company’s classified board structure, all nine directors will be elected for one year terms at the Annual Meeting.

The terms of our nine director nominees identified below expire on the date of the Annual Meeting, subject to the election and qualification of their successors. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the nine directors for election to new terms expiring at the 2019 Annual Meeting of Stockholders, subject to the election and qualification of their successors.

Director Nomination Process

The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be and have been retained to identify individuals that meet the criteria of the Nominating and Governance Committee. For example, Ms. Courage, Mr. Rishi and Ms. Breard were each recommended by a third-party search firm prior to their nomination and election by the Board as a director.

The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by mail at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283. See “Other Business – Stockholder Proposals and Director Nominations for the 2019 Annual Meeting” for additional information.

Director Qualifications

In selecting director candidates, the Nominating and Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:

•	Principal employment, occupation or association involving an active leadership role

•	Qualifications, attributes, skills and/or experience relevant to the Company’s business

•	Ability to bring diversity to the Board, including a mix of career experience and viewpoints

•	Other time commitments, including the number of other boards on which the potential candidate may serve

•	Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of NASDAQ and other applicable laws, regulations and rules

•	Financial literacy and expertise

•	Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

2018 Nominees for Election to the Board of Directors

Each of the nine director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent, other than our President and Chief Executive Officer, Kenneth T. Lamneck.

The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience.

If elected, each of the director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2019, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Kenneth T. Lamneck President and Chief Executive Officer of Insight Age 63	Director of Insight Since: 2010 Committees: Executive Other Public Company Directorships: Benchmark Electronics, Inc.

Mr. Lamneck was appointed President and Chief Executive Officer and a director of Insight effective January 1, 2010. From 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Mr. Lamneck is a member of the board of directors of Benchmark Electronics, Inc., a publicly-held company that provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products.

Experience and Qualifications of Particular Relevance to Insight

Mr. Lamneck’s knowledge of our business, based on over 20 years of industry experience and his extensive management experience, make him a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of our Board.

Timothy A. Crown Chair of the Board, Independent Director Age 54	Director of Insight Since: 1994 Committees: Executive Other Public Company Directorships: None

Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.

Experience and Qualifications of Particular Relevance to Insight

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Richard E. Allen Independent Director Age 61	Director of Insight Since: 2012 Committees: Audit (Chair) and Compensation Other Public Company Directorships: None

Mr. Allen was appointed a director in January 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen served at J.D. Edwards & Company, a cross-industry enterprise resource planning software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based customer relationship management business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen also serves on the board and serves as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers and previously served on the board of seven other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Allen’s over 30 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bruce W. Armstrong Independent Director Age 56	Director of Insight Since: 2016 Committees: Audit and Nominating and Governance Other Public Company Directorships: None

Mr. Armstrong was appointed a director in March 2016. Mr. Armstrong has over 25 years of experience developing, marketing, selling, and investing in technology, with an emphasis in data warehousing and analytic applications. Since 2015, Mr. Armstrong has served as an Operating Partner at Khosla Ventures, a venture capital firm, working with enterprise technology portfolio companies. Prior to that, Mr. Armstrong was the President and Chief Executive Officer of PivotLink, a leading provider of SaaS BI applications, from 2011 to 2014; Chairman and Chief Executive Officer of Kickfire, a pioneer in next-generation data warehouse appliances focused on the open source MySQL database market, from 2008 to 2010; and President and Chief Executive Officer of publicly-traded KNOVA Software, a leading provider of search and analytic applications for unstructured data, from 2002 to 2007.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Armstrong’s extensive experience as an executive of several technology companies and his strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things, along with his service on the boards of a variety of publicly-held and private companies, bring industry expertise and governance experience to our Board.

Linda Breard Independent Director Age 48	Director of Insight Since: 2018 Committees: Audit and Compensation Other Public Company Directorships: Potlatch Corporation

Ms. Breard was appointed a director in February 2018 and is one of the Audit Committee’s designated financial experts. Ms. Breard is a certified public accountant and currently serves on the Board of Directors for Potlatch Corporation, a forest products company, where she is Chair of the audit committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Foundation Health Plan of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly-traded technology company, last serving as Vice President, Global Accounting and Finance, and worked six years in public accounting before that.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Breard’s extensive background in finance, business operations and accounting, along with her audit committee service on the board of another public company, brings financial expertise and governance experience to our Board.

Catherine Courage Independent Director Age 43	Director of Insight Since: 2016 Committees: Compensation and Nominating and Governance Other Public Company Directorships: None

Ms. Courage was appointed a director in January 2016. Since October 2016, Ms. Courage has served as Vice President of Experience for Ads and Commerce at Google, a technology company specializing in Internet-related services and products. Prior to joining Google, Ms. Courage was Senior Vice President, Customer Experience for DocuSign, Inc., a digital transaction management cloud software company, from June 2015 to September 2016. Prior to that, she served as Senior Vice President, Customer Experience at Citrix from March 2009 to May 2015. Before that, she spent 9 years in similar roles with Salesforce.com and Oracle. She is a member of the board of advisors of Wootric, Inc., a private firm specializing in Net Promoter Score project management.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Courage’s work in brand design and customer experience and her extensive experience with leading information technology companies, are an asset to our Board, as we engage with our clients in the evolving digitally-driven marketplace.

Anthony A. Ibargüen Independent Director Age 58	Director of Insight Since: 2008 Committees: Nominating and Governance (Chair), Audit and Executive Other Public Company Directorships: AquaVenture Holdings LLC and Federal Reserve Bank of Philadelphia

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. He was appointed President of AquaVenture Holdings LLC in June of 2014, and serves on its Board of Directors. AquaVenture is a multinational provider of clean drinking and process water solutions. Mr. Ibargüen has also served as the Chief Executive Officer of Quench USA, Inc., since 2010. On January 1, 2018, Mr. Ibargüen was elected to serve on the Board of Directors of the Federal Reserve Bank of Philadelphia, where he is a member of the executive and audit committees. From 2004 to 2008, Mr. Ibargüen was President and Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm. From 2003 through 2007, he served on the Board of Directors of C-COR Inc., a publicly-held network solutions provider to the cable industry. From 1996 to 2000, Mr. Ibargüen was President, Chief Operating Officer and served on the Board of Directors of Tech Data Corporation, a Fortune 500 global technology distribution company.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Kathleen S. Pushor Independent Director Age 60	Director of Insight Since: 2005 Committees: Compensation (Chair) and Nominating and Governance Other Public Company Directorships: None

Ms. Pushor has been a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the board of directors of Zones, Inc., a direct marketer of IT products.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Pushor’s industry knowledge and perspective, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to our Board.

Girish Rishi Independent Director Age 48	Director of Insight Since: 2017 Committees: Audit and Compensation Other Public Company Directorships: None

Mr. Rishi was appointed a director in December 2017. Mr. Rishi is Chief Executive Officer of JDA Software, Inc., a provider of supply chain management software and consulting services. Mr. Rishi joined JDA in January 2017 from Tyco International, a security system company, where he was responsible for the firm’s global retail solutions business and North America building automation business from May 2015 to December 2016. He was a member of the Board of Directors of Digi International, Inc., a provider of machine-to-machine connectivity products and services, from June 2013 to January 2018. Previously, from October 2014 to May 2015, Mr. Rishi served as Senior Vice President, Enterprise at Zebra Technologies, which provides data capture and identification solutions. Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at

Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment, where he eventually led the Europe, Middle East and Africa region.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Rishi’s industry experience and knowledge, as wells as his leadership experience as a Chief Executive Officer and prior experience as a public company board member, brings valuable perspective to our Board.

DIRECTOR COMPENSATION

Elements of Director Compensation

The table below sets forth the elements of our 2017 and 2018 annual compensation program for our non-employee directors. The Board did not make any changes to the amounts of annual compensation payable to our non-employee directors for 2018. Kenneth T. Lamneck, our President and Chief Executive Officer, does not receive compensation for his Board service.

Annual Compensation Elements	2017 Amount	2018 Amount
Board Retainer	$80,000	$80,000
Chair of the Board Retainer	$70,000	$70,000
Audit Committee Chair Retainer	$30,000	$30,000
Compensation Committee Chair Retainer	$20,000	$20,000
Nominating and Governance Committee Chair Retainer	$10,000	$10,000
Annual Restricted Stock Unit Grant Value	$110,000	$110,000

All retainers are paid quarterly in advance and, if applicable, are prorated based upon Board or chair service during the calendar year.

The annual restricted stock unit (“RSU”) grant vests ratably over three years on the anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. In the year of appointment to the Board, a director receives a prorated portion of the annual RSU grant value based upon the number of days between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests over three years on the anniversary of the grant date. RSU awards to non-employee directors fully vest upon retirement, subject to certain conditions.

Stock Ownership Guidelines

The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. The Compensation Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board as to any changes.

Pursuant to our guidelines, each non-employee director must hold shares of the Company’s common stock equal to at least three times the amount of the annual retainer.

2017 Director Compensation Table

The table below sets forth information concerning compensation of the Company’s non-employee directors in 2017.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard E. Allen	110,000	110,030	220,030
Bruce W. Armstrong	80,000	110,030	190,030
Linda Breard	-	-	-
Catherine Courage	80,000	110,030	190,030
Timothy A. Crown	150,000	110,030	260,030
Bennett Dorrance(3)	80,000	110,030	190,030
Michael M. Fisher(3)	80,000	110,030	190,030
Anthony A. Ibargüen	90,000	110,030	200,030
Robertson C. Jones(3)	29,890	-	29,890
Kathleen S. Pushor	100,000	110,030	210,030
Girish Rishi	4,348	45,214	49,562

(1)

These amounts reflect the grant date fair value of the service-based RSU awards granted to our directors. On May 15, 2017, each non-employee director was granted RSUs with a grant date fair value equal to $110,030, calculated at the closing price of the Company’s common stock on the date of its 2017 Annual Meeting of Stockholders ($43.37 per share), except for Mr. Rishi and Ms. Breard. Mr. Rishi received a prorated portion of the 2017 annual RSU grant in connection with his appointment to the Board, calculated at the closing price of the Company’s shares on the date of the first board meeting following the effective date of his appointment ($37.03 per share on December 12, 2017). Ms. Breard did not receive any stock awards in 2017, as she was not appointed to the Board until January 2018.

(2)	As of December 31, 2017, the aggregate number of outstanding and unvested stock awards held by each non-employee director was as follows:

Name	Unvested Stock Awards
Richard E. Allen	5,965
Linda Breard	-
Bruce W. Armstrong	5,212
Catherine Courage	5,648
Timothy A. Crown	5,965
Bennett Dorrance(3)	5,965
Michael M. Fisher(3)	5,965
Anthony A. Ibargüen	5,965
Kathleen S. Pushor	5,965
Girish Rishi	1,221

(3)

Messrs. Dorrance and Fisher are retiring effective at the Annual Meeting pursuant to the Company’s policy requiring mandatory retirement of directors at age 72. Mr. Jones retired effective May 15, 2017, the date of the 2017 Annual Meeting, pursuant to the Company’s policy requiring mandatory retirement of directors at age 72. As of December 31, 2017, Mr. Jones had no outstanding and unvested stock awards.

The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any non-employee director, $10,000.

STOCK OWNERSHIP

Ownership of Our Common Stock

The following table shows information regarding the beneficial ownership of our common stock by:

•	each member of our Board of Directors, each director nominee and each of our named executive officers;
•	all members of our Board and our executive officers as a group; and
•	each person or group who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2018 and shares of restricted stock that vest within 60 days of March 15, 2018 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as otherwise indicated, all stockholdings are as of March 15, 2018 and the percentage of beneficial ownership is based on 36,068,742 shares of common stock outstanding as of March 15, 2018.

Unless otherwise indicated, the address for each holder listed below is c/o Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283.

Certain Beneficial Owners, Directors and Executive Officers

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares	Percent
BlackRock, Inc.	5,209,461(2)	14.60%
The Vanguard Group	3,442,731(3)	9.61%
Dimensional Fund Advisors LP	3,033,069(4)	8.47%
Standard Life Aberdeen plc	2,137,725(5)	6.00%
Kenneth T. Lamneck	232,401	*
Timothy A. Crown	78,859	*
Wolfgang Ebermann	66,037	*
Glynis A. Bryan	48,883	*
Steven W. Dodenhoff	43,721	*
Bennett Dorrance(7)	43,387	*
Michael P. Guggemos	29,198	*
Richard E. Allen	26,120	*
Michael M. Fisher(7)	14,003	*
Anthony A. Ibargüen	8,887	*
Kathleen S. Pushor	3,887	*
Catherine Courage	1,916	*
Bruce W. Armstrong	1,480(6)	*
Girish Rishi	-	*
Linda Breard	-	*
All directors and executive officers as a group (18 persons)	631,661(6)	1.77%

* Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Share data based on information in an amendment to a Schedule 13G filed on January 19, 2018 with the SEC by BlackRock, Inc. As of December 31, 2017, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 5,100,676 shares and sole dispositive power with respect to 5,209,461 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Share data based on information in an amendment to a Schedule 13G filed on February 9, 2018 with the SEC by The Vanguard Group. As of December 31, 2017, the Schedule 13G indicates that The Vanguard Group had sole voting power with respect to 50,565 shares, shared voting power with respect to 6,015 shares, sole dispositive power with respect to 3,388,936 shares and shared dispositive power with respect to 53,795 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Share data based on information in an amendment to a Schedule 13G filed on February 9, 2018 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2017, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 2,925,666 shares and sole dispositive power with respect to 3,033,069 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)

Share data based on information in a Schedule 13G filed on February 6, 2018 with the SEC by Standard Life Aberdeen plc. As of December 29, 2017, the Schedule 13G indicates that Standard Life Aberdeen plc had shared voting power and shared dispositive power with respect to 2,137,725 shares. The address of Standard Life Aberdeen plc is 30 Lothian Road, Edinburgh, United Kingdom EH1 2DH.

(6)	Includes 141 shares subject to vesting within 60 days of March 15, 2018.

(7)	Messrs. Dorrance and Fisher are retiring effective at the Annual Meeting pursuant to the Company’s policy requiring mandatory retirement of directors at age 72.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports and inquiries we have made, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2017 were filed on a timely basis.

EXECUTIVE OFFICERS

The following biographies describe the business experience of each of the Company’s executive officers, except for Kenneth T. Lamneck, President and Chief Executive Officer, who is discussed under the heading “2018 Nominees for Election to the Board of Directors.”

Glynis A. Bryan Chief Financial Officer Age 59

Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, California and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the board of directors and the audit committee of Pentair, Ltd., a diversified industrial manufacturing company. In January 2018, she was appointed to the Economic Advisory Council for the Federal Reserve Bank of San Francisco.

Samuel C. Cowley Senior Vice President, General Counsel and Secretary Age 58

Mr. Cowley joined Insight in June 2016 as our Senior Vice President and General Counsel. Prior to joining Insight, Mr. Cowley served as General Counsel and Vice President, Business Development of Prestige Brands Holdings, Inc., a company that markets and distributes over-the-counter healthcare products, from February 2012 to June 2016. He previously served as Executive Vice President, Business Development and General Counsel of Matrixx Initiatives, Inc. and Executive Vice President and General Counsel of Swift Transportation Co., Inc. Prior to that, he practiced law in the business and finance groups with the law firms of Snell & Wilmer and Reid & Priest.

Steven W. Dodenhoff President – Insight United States Age 55

Mr. Dodenhoff joined Insight in January 2012 as our Senior Vice President, Human Resources and Business Development and was promoted to President of our United States operations effective October 1, 2012. Prior to joining Insight, Mr. Dodenhoff served as President of Enghouse Interactive, a unified communications software and solutions provider, from 2002 to December 2011.

Wolfgang Ebermann President – Insight EMEA Age 53

Mr. Ebermann joined Insight in January 2014 as President of our EMEA operating segment. Prior to joining Insight, Mr. Ebermann worked at Microsoft for 22 years, most recently in the position of Vice President & COO Central Eastern Europe. At Microsoft, Mr. Ebermann also served in several other executive roles including EMEA Vice President for Small, Midmarket and Partner Business. Prior to Microsoft, Mr. Ebermann worked for the Hewlett-Packard Peripherals Group (Europe) as European Software Marketing Manager focused on strategic account management and marketing.

Michael P. Guggemos Chief Information Officer Age 51

Mr. Guggemos joined Insight in November 2010 as Chief Information Officer. From 1994 through October 2010, Mr. Guggemos held numerous positions with Motorola, Inc., having served most recently as Corporate Vice President, Information Technology. At Motorola, Mr. Guggemos was responsible for IT applications, infrastructure, engineering and other IT services for a number of the company’s global business segments.

Helen K. Johnson Senior Vice President, Finance – Chief Financial Officer, North America Age 49

Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and on January 1, 2013, assumed the role of Chief Financial Officer of our North America operating segment. In her current role, Ms. Johnson is responsible for all finance functions in our North America business. She is also responsible for corporate financial planning and analysis and investor relations activities of the Company. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly-held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

Dana A. Leighty Vice President, Finance – Principal Accounting Officer Age 53

Ms. Leighty joined Insight in October 2006 as Vice President, SEC Reporting and was appointed Principal Accounting Officer in March 2012. Prior to joining Insight, from 1987 through October 2006, Ms. Leighty provided audit and advisory services at the public accounting firm, PricewaterhouseCoopers LLP, having served most recently as Director, Assurance Services. Ms. Leighty is a Certified Public Accountant.

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation

Stockholders have an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Accordingly, we are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Although the vote is non-binding, we value feedback from our stockholders on compensation and other important matters, and we expect to hold this vote on an annual basis for the foreseeable future. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2017 Annual Meeting of Stockholders, approximately 94% of the votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2017 proxy statement.

As selected by our stockholders at the 2017 Annual Meeting of Stockholders (commonly referred to as a “say-on-frequency” vote) and approved by our Board, the say-on-pay vote is held annually. The next say-on-frequency vote will occur in 2023.

In deciding how to vote on this proposal, we encourage you to review the Compensation Discussion and Analysis and 2017 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific financial, strategic and tactical goals by the Company and individual executives that align the interests of management with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2017 and our executive compensation philosophies and objectives.

Our named executive officers consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”). For 2017, our Named Executive Officers were:

Name	Title
Kenneth T. Lamneck	President and Chief Executive Officer
Glynis A. Bryan	Chief Financial Officer
Steven W. Dodenhoff	President, Insight United States
Wolfgang Ebermann	President, Insight EMEA
Michael P. Guggemos	Chief Information Officer

This CD&A is divided into three sections:

Overview	• 2017 Business Highlights • Our Executive Compensation Program • Our Executive Compensation Practices • 2017 Say-on-Pay Vote
What We Pay and Why	• 2017 Executive Compensation Decisions • Base Salary • Annual Cash Incentive Awards • Long-Term Equity-Based Incentive Program • Other Elements of Our 2017 Executive Compensation Program
How We Make Executive Compensation Decisions

•  Role of the Board, Compensation Committee and our Executive Officers

•  Guidance from the Compensation Committee’s Independent Compensation Consultant

•  Comparison Peer Groups

•  Alignment of Senior Management Team to Drive Performance

OVERVIEW

2017 Business Highlights

In 2017, our team delivered strong growth in our core business and gained market share from competitors in North America, reflecting growth in data center solutions as well as devices. Our acquisition of Datalink in January 2017, which delivered solid financial results in its first year as part of Insight, complemented the growth in our core business. Overall, we improved profitability partly as a result of expense discipline across the business. For the year, we delivered the following consolidated financial results:

•	Net sales growth of $1.2 billion, or 22%, to $6.7 billion

•	Gross profit growth of 24%, with gross margin increasing approximately 20 basis points

•	Non-GAAP Adjusted EFO growth of 24%

•	Non-GAAP Adjusted diluted EPS growth of 29%, to $3.24

•	Non-GAAP Adjusted ROIC of 10.33%

See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

From a strategic standpoint, Insight continued to expand its market leading capabilities for delivering global IT solutions for complex business problems through:

•

the acquisition of Datalink, a leading provider of IT services and enterprise data center solutions based in Eden Prairie, Minnesota with operations throughout the United States, on January 6, 2017 and completion of the IT systems and back office integration activities by mid-year; and

•	the acquisition of Caase.com, a Dutch cloud service provider, in the third quarter of 2017, which further enhanced our technical capabilities around Office 365 and Azure in the EMEA region.

We also continued to make additional strategic investments for the future to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2012 would have grown to $220 on December 31, 2017. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $207) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $241) over the same period, with dividends reinvested quarterly.

Our Executive Compensation Program

Our executive compensation program is designed to align the interests of our executive officers with those of our stockholders and implement our executive compensation philosophies and objectives. The table below outlines the principal elements of the Company’s executive compensation program:

Pay Element

	Salary	Annual Cash Incentive Awards	Performance Based RSUs	Time Based RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable)	Long-term emphasis (fixed)
Performance Period	1 year	1 year	1 year with earned shares vesting over 3 years	Vesting over 4 years
How Payout Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formula established by Compensation Committee	Compensation Committee determination
Performance Measures	Individual	Non-GAAP Adjusted EFO, gross profit growth, services gross profit growth, hardware market share expansion	Non-GAAP Adjusted ROIC	Service requirements

The following charts illustrate the pay for performance design of our 2017 executive compensation program. For 2017, approximately 82% of the target total direct compensation of our President and Chief Executive Officer was variable and/or at-risk and approximately 68% of the target total direct compensation of our other Named Executive Officers was variable and/or at-risk:

Our Executive Compensation Practices

The Compensation Committee reviews the Company’s executive compensation program, on an ongoing basis, to evaluate whether it is aligned with stockholder interests and supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is “at-risk” and tied to performance

✓	Long-term performance objectives aligned with the creation of stockholder value

✓	Compensation Committee consists of independent directors only

✓	Annual review of our compensation-related risk profile

✓	Market comparison of executive compensation against relevant peer group information

✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company

✓	Robust stock ownership guidelines

✓	Clawback policy

✓	We do not provide excessive executive perquisites

✓	We do not provide excessive severance benefits

✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago

✓	We do not allow repricing of underwater stock options under our long-term incentive plan without stockholder approval

✓	We do not allow hedging or short sales of our securities, and we do not allow pledging of our securities except in limited circumstances with pre-approval

2017 Say-on-Pay Vote

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 94% of the votes cast for the Company’s say-on-pay proposal at our 2017 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2017 say-on-pay vote.

WHAT WE PAY AND WHY

2017 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives described below, in determining the 2017 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than his own) considered each Named Executive

Officer’s prior performance, Company performance, the compensation levels paid to similarly situated executive officers at the Company, the competitive median of the market data to provide a perspective on external practices, and input from Compensia, Inc., the Compensation Committee’s independent compensation consultant (the “Compensation Consultant”).

Base Salary

The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, at competitive levels for executives in similar positions commensurate with their skills, experience, qualifications and marketability. Consistent with our compensation philosophies and objectives, a significant portion of each Named Executive Officer’s annual target cash compensation is at risk (see “Annual Cash Incentive Awards” below), to provide a strong connection between pay and performance. Accordingly, in 2017, Mr. Lamneck’s annual target cash compensation was weighted as 21% base salary and 31% annual cash incentive target. The 2017 and 2018 base salaries for Mr. Lamneck are discussed below under “Chief Executive Officer Compensation.” Base salaries for 2017 were increased for all Named Executive Officers by approximately 2.5% compared to 2016. For 2018, Mr. Ebermann’s base salary remained unchanged from 2017, Ms. Bryan’s base salary was increased approximately 4.6%, based on the evaluation of market data provided by the Compensation Consultant, and base salaries for the other Named Executive Officers were increased by approximately 2.5%.

The table below sets forth the 2017 and 2018 base salary level for each of our Named Executive Officers:

Named Executive Officer	2017 Base Salary	2018 Base Salary
Kenneth T. Lamneck	$820,000	$870,000
Glynis A. Bryan	$477,794	$500,000
Steven W. Dodenhoff	$500,841	$513,362
Wolfgang Ebermann	$604,910(1)	$616,156(1)
Michael P. Guggemos	$408,964	$419,188

(1)

While Mr. Ebermann’s base salary is shown in U.S. dollars for presentation in this proxy statement, Mr. Ebermann is paid in Euros. Mr. Ebermann’s approved 2018 salary is €535,788, which is unchanged from his 2017 base salary. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2017 salary was computed by multiplying the average exchange rate for the quarters ended March 31, June 30, September 30, and December 31, 2017, respectively, by the compensation earned during the quarter. Mr.  Ebermann’s approved 2018 salary assumes an exchange rate of $1.15 per Euro.

Annual Cash Incentive Awards

We provide our senior management with short-term incentive compensation through our annual cash incentive program, the 2017 cash incentive plan. Short-term compensation under the 2017 cash incentive plan represents a significant portion of each Named Executive Officer’s target total cash compensation opportunity in a given year. As discussed in more detail below, payouts under the 2017 cash incentive plan result from the attainment of various performance goals that are specific to each of the Named Executive Officer’s geographic responsibilities.

2017 Cash Incentive Plan Pay for Performance Alignment

The 2017 cash incentive plan provided incentive award opportunities for certain management level teammates, including our executive officers. The Compensation Committee undertook a rigorous review and analysis to establish annual performance goals under the 2017 cash incentive plan. For 2017, the Compensation Committee established the following goals under the 2017 cash incentive plan:

•

growth in global gross profit, EFO, and services gross profit, as well as growth in the Company’s hardware market share in the U.S. for our President and Chief Executive Officer, Chief Financial Officer and Chief Information Officer; and

•	similar growth and profitability objectives tailored as appropriate for the Presidents of the U.S. and EMEA regions, respectively.

The Compensation Committee chose this combination of performance goals because together they emphasize growth across the business and emphasize improving the Company’s profitability, which the Compensation Committee believes are important drivers of stockholder value.

The percentages of the total cash incentive award payout opportunities for the respective goals for each of the Named Executive Officers were as follows:

Named Executive Officer	EFO	Services GP Growth	GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck, President and Chief Executive Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan, Chief Financial Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Steve W. Dodenhoff, President, Insight United States	50% (U.S.)	25% (U.S.)	12.5% (U.S.)	12.5% (U.S.)
Wolfgang Ebermann, President, Insight EMEA	50% (EMEA)	25% (EMEA)	25% (EMEA)	-
Michael P. Guggemos, Chief Information Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)

For purposes of our 2017 cash incentive plan:

•

Insight Enterprises, Inc. and subsidiaries (“IEI”) EFO was calculated on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted IEI EFO being defined as the Company’s actual 2017 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). “U.S. EFO” was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted U.S. EFO being defined as the actual 2017 earnings from operations from the Company’s U.S. operations, excluding the relevant EFO exclusions. “EMEA EFO” was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted EMEA EFO being defined as the actual 2017 earnings from operations from the Company’s EMEA operating segment, excluding the relevant EFO exclusions, on a constant currency basis.

•

“IEI Services GP Growth” was based on the change in the Company’s actual 2017 consolidated services gross profit compared to 2016. “U.S. Services GP Growth” was based on the change in actual 2017 services gross profit from the Company’s U.S. operations compared to 2016. “EMEA Services GP Growth” was based on the change in actual 2017 services gross profit from the Company’s EMEA operating segment compared to 2016, on a constant currency basis.

•

“IEI Global Gross Profit (“GP”) Growth” was based on the change in the Company’s actual 2017 consolidated gross profit compared to 2016. “U.S. Gross Profit Growth” was based on the change in actual 2017 gross profit from the Company’s U.S. operations compared to 2016. “EMEA Gross Profit Growth” was based on the change in actual 2017 gross profit from the Company’s EMEA operating segment compared to 2016, on a constant currency basis.

•

“U.S. Hardware Market Share Growth” was based on growth in market share from 2016 to 2017 utilizing data for U.S. hardware sales as provided by the NPD Group, Inc. (“NPD”), a third-party market research company that provides market share information on the commercial purchasing of IT products sold through a group of national corporate resellers and direct marketers in the United States who have agreed to share their data with NPD. This data was adjusted by management, as agreed to by the Compensation Committee at the time the targets were set, to maintain a consistent percentage of the Company’s U.S. hardware sales compared to total hardware sales reported by NPD.

The 2017 cash incentive plan required that the Company, or the relevant portion of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a threshold percentage of the budgeted amount for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that a Named Executive Officer would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2017. Where actual results fell between specified performance levels, payments were calculated based on linear interpolation.

For the 2017 consolidated IEI EFO, U.S. EFO and EMEA EFO performance measures set forth above, the threshold to receive any cash incentive was 80% of the respective budgeted EFO amount, which would result in a payout of 50% of the target cash incentive award opportunity allocated to that measure. Below 80% attainment, no payout would be received by the executive. The maximum each executive could earn of 200% of target would result from attainment at 120% of the respective budgeted EFO amount.

The budgeted target, actual financial attainment and payout levels related to EFO performance measures for the 2017 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI EFO (non-GAAP Adjusted)	$176.6 million	$194.7 million	151.3%
U.S. EFO (non-GAAP Adjusted)	$132.6 million	$145.1 million	147.2%
EMEA EFO (non-GAAP Adjusted, in constant currency)	$23.2 million	$23.4 million	105.2%

For the 2017 Services GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Services GP Growth of 29.8% compared to 2016, U.S. Service GP Growth of 33.9% compared to 2016 and EMEA Services GP Growth of 2.2% compared to 2016, which would result in a payout of 25% of targeted cash incentive compensation for the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn of 200% of target would result from IEI Services GP Growth of 62.2% compared to 2016, U.S. Services GP Growth of 67.3% compared to 2016 and EMEA Services GP Growth of 39.4% compared to 2016.

The budgeted target, actual financial attainment and payout levels related to the Services GP Growth performance measures for the 2017 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Services GP Growth	47.5% increase	34.9% increase	75.7%
U.S. Services GP Growth	52.1% increase	31.3% increase	-
EMEA Services GP Growth	16.2% increase	43.2% increase	200.0%

For the 2017 GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Global GP Growth of 6.1% compared to 2016, U.S. GP Growth of 15.3% compared to 2016 and EMEA GP Growth of 1.1% compared to 2016, which would result in a payout of 25% of the target cash incentive award opportunity allocated to the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn of 200% of target would result from IEI Global GP Growth of 24.2% compared to 2016, U.S. GP Growth of 35.0% compared to 2016 and EMEA GP Growth of 9.6% compared to 2016.

The budgeted target, actual financial attainment and payout levels related to the GP Growth performance measures for the 2017 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Global GP Growth	20.6% increase	23.6% increase	187.5%
U.S. GP Growth	31.0% increase	31.9% increase	133.3%
EMEA GP Growth	5.4% increase	4.3% increase	85.0%

For the 2017 U.S. Hardware Market Share Growth performance measure set forth above, the threshold to receive any cash incentive was a 5 basis point increase over 2016, which would result in a payout of 25% of the target cash incentive award opportunity allocated to that measure. Below a 5 basis point increase, no payout would be received by the executive. The maximum each executive could earn of 200% of target would result from a 70 basis point increase over 2016.

The budgeted target, actual financial attainment and payout levels related to the U.S. Hardware Market Share Growth performance measure for the 2017 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
U.S. Hardware Market Share Growth	33 bps increase	196 bps increase	200%

2017 Cash Incentive Plan Payouts

The table below sets forth the 2017 target annual cash incentive award opportunities and the actual payouts to each of our Named Executive Officers based upon 2017 performance:

Named Executive Officer	Percentage of Base Salary at Target	Bonus Target	Payout
Kenneth T. Lamneck	150%	$1,230,000	$1,758,900
Glynis A. Bryan	100%	$477,794	$683,245
Steven W. Dodenhoff	75%	$375,631	$433,103
Wolfgang Ebermann	62%	$408,426(1)	$506,040(1)
Michael P. Guggemos	50%	$204,482	$292,409

(1)

While Mr. Ebermann’s 2017 target and earned cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, Mr. Ebermann is paid in Euros. The target was €332,189. His earned cash incentive compensation was €411,582. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2017 earned cash incentive compensation was determined by multiplying the Euros paid by the exchange rate applicable on the date paid. Consistent with the presentation in the Grants of Plan-Based Awards table in this proxy statement, Mr. Ebermann’s 2017 target cash incentive compensation was determined by multiplying the Euro amount by the exchange rate applicable on the actual date paid of $1.2295 per Euro.

2018 Cash Incentive Plan

For 2018, the Compensation Committee continued its emphasis on cash incentive compensation by again providing an incentive plan for certain management level teammates, including our executive officers. Consistent with 2017, the 2018 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are consistent with those utilized in 2017.

The 2018 cash incentive plan is similar in structure to the 2017 plan, except that the 2018 cash incentive plan replaces the gross profit growth targets with cloud gross profit growth targets. Under the 2018 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck, President and Chief Executive Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan, Chief Financial Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Steve W. Dodenhoff, President, Insight United States	50% (U.S.)	25% (U.S.)	12.5% (U.S.)	12.5% (U.S.)
Wolfgang Ebermann, President, Insight EMEA	50% (EMEA)	25% (EMEA)	25% (EMEA)	-
Michael P. Guggemos, Chief Information Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)

The following considerations were reflected in our 2018 cash incentive plan:

•	The 2018 cash incentive plan again includes performance measures for IEI, U.S. and EMEA EFO, in each case calculated consistent with 2017 (as discussed above).

•

Reflecting the continued focus of the Company on the strategic objective of driving growth in the higher margin services business, the 2018 cash incentive plan again incorporates a performance measure for growth in Services GP for all Named Executive Officers, with IEI Services GP Growth, U.S. Services GP Growth and EMEA Services GP Growth, calculated consistent with 2017 (as discussed above).

•

Reflecting the continued focus of the Company on emerging technology trends and the Company’s strategic objective of accelerating business performance with the cloud, for 2018 the Compensation Committee replaced the performance measure based on Total GP Growth, utilized in 2017, with a performance measure based on Cloud Gross Profit Growth. “IEI Total Global Cloud GP Growth” will be based on the change in the Company’s actual 2018 consolidated gross profit from cloud sales compared to 2017. “U.S. Cloud GP Growth” will be based on the change in actual 2018 gross profit from cloud sales from the Company’s U.S. operations compared to 2017. “EMEA Cloud GP Growth” will be based on the change in actual 2018 gross profit from cloud sales from the Company’s EMEA operating segment compared to 2017, on a constant currency basis.

•

Reflecting the continued focus of the Company on the strategic objective of growing our core business and improving profitability, the 2018 cash incentive plan again incorporates the performance measure of U.S. Hardware Market Share Growth, calculated consistent with 2017 (as discussed above), for all of our Named Executive Officers (other than the President of Insight EMEA).

Long-Term Equity-Based Incentive Program

Under our long-term equity-based incentive program, the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, including stock options, RSUs and performance-based awards. The Compensation Committee’s objectives for the 2017 long-term equity-based incentive awards were to:

•	Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan

•	Establish a direct link between compensation and the achievement of longer-term financial objectives

•	Facilitate increased equity ownership by our executives

•	Retain the services of our executives through multi-year vesting requirements

For 2017, the annual long-term stock-based incentive compensation opportunities for our Named Executive Officers were granted in the form of performance-based RSUs and service-based RSUs, with the following key features to drive Company performance and align with stockholder interests:

Performance-Based RSUs	•	60% of target long-term incentive opportunity
	•	2017 performance period with 0-200% payout curve (threshold payout of 25%)
	•	Vest ratably over three years on the anniversary of the grant date based upon attainment of non-GAAP Adjusted ROIC performance goals, calculated as described below
Service-Based RSUs	•	40% of target long-term incentive opportunity
	•	Value based on stock price at vesting
	•	Vest ratably over four years

Performance-based RSUs are earned only if pre-established annual financial performance goals are achieved. Earned RSUs are then subject to a three-year vesting requirement. To encourage retention, service-based RSU awards vest over a four-year vesting period. To encourage overachievement of performance targets, significant upside potential exists related to the number of performance-based RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed the pre-established threshold for the year, no performance-based RSUs are earned. The Compensation Committee believes that the 60/40 weighting between performance-based and service-based RSUs has demonstrated its value to stockholders over many years.

To link our long-term equity-based incentive compensation to annual performance and to continue to align the interests of our management and stockholders, the Compensation Committee makes annual grants of equity-based awards to our executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants as well as a pool of shares from which the President and Chief Executive Officer may grant discretionary and/or new hire RSU awards throughout the year to individuals other than non-employee directors or Section 16 officers. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the Company’s consolidated financial statements.

For 2017 and 2018, the Compensation Committee determined the target value of the equity-based awards for our executive officers by considering comparison group data in the 2015 and 2017 market analysis, respectively, prepared by the Compensation Consultant. Based on these studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs, and the target level of awards granted to each executive, is competitive with market practice, and the 60/40 weighting between performance-based and service-based RSUs continues to reward our executives for performance and promotes retention of the Company’s executives.

The approved dollar value of target equity-based incentive compensation amounts for Mr. Lamneck for 2017 and 2018 are discussed below under “Chief Executive Officer Compensation.” For 2018, the approved dollar value of target equity-based incentive compensation amounts for Ms. Bryan and Mr. Dodenhoff were increased based on the evaluation of market data provided by the Compensation Consultant, for Mr. Guggemos the target remained the same, and for Mr. Ebermann the target was revised to exclude the one-time increase that was included in his target for 2017, as set forth below.

Named Executive Officer	2017 Target	2018 Target
Kenneth T. Lamneck	$1,900,000	$2,400,000
Glynis A. Bryan	$710,000	$800,000
Steven W. Dodenhoff	$600,000	$700,000
Wolfgang Ebermann	$580,000	$550,000
Michael P. Guggemos	$375,000	$375,000

2017 Equity-Based Incentive Plan Payouts

The 2017 RSU awards granted to our executive officers were approved on February 7, 2017. The service-based RSUs vest in four equal annual installments beginning on February 20, 2018. The performance-based RSUs, to the extent earned, vest in three equal annual installments beginning on February 20, 2018, with the number of RSUs earned dependent on the Company’s actual ROIC for the fiscal year ended December 31, 2017, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC being defined as 2017 IEI EFO (as discussed above), tax effected at an assumed tax rate of 37%, divided by Invested Capital. Invested Capital is defined as average equity, plus average debt, less average cash balances, as reported by the Company during the year ended December 31, 2017. The averages were computed using the five most recent quarter-end balances (December 31, 2016 through December 31, 2017) and included the assumption that acquisition goodwill was not impaired and continued to be present in all periods (i.e., average equity was not reduced for the non-cash goodwill impairment charge that was taken in 2008). The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2017. For the 2017 non-GAAP Adjusted ROIC performance measure, the threshold performance required to earn any RSUs was non-GAAP Adjusted ROIC of 8.67%, which would result in 25% of performance-based RSUs being earned by the executive officer. Below 8.67%, no performance-based RSUs would be earned by the executive. The maximum each executive officer could earn of 200% of target would result from achievement of non-GAAP Adjusted ROIC above 12.62%.

The following table sets forth the number of service-based and performance-based awards granted to our Named Executive Officers under the 2017 equity-based incentive plan:

		Performance-Based RSU Awards
Named Executive Officer	Service- Based RSUs Awarded (#)	Target Number of Performance- Based RSUs (1)	2017 Actual Non-GAAP Adjusted ROIC	Award Level	Performance- Based RSUs Awarded (#)
Kenneth T. Lamneck, President and Chief Executive Officer	17,086	25,630	10.33%	112.5%	28,834
Glynis A. Bryan, Chief Financial Officer	6,385	9,578	10.33%	112.5%	10,775
Steven W. Dodenhoff, President, Insight United States	5,396	8,094	10.33%	112.5%	9,105
Wolfgang Ebermann, President, Insight EMEA	5,216	7,824	10.33%	112.5%	8,802
Michael P. Guggemos, Chief Information Officer	3,372	5,059	10.33%	112.5%	5,692

(1)	Target was based on the Company achieving its non-GAAP Adjusted ROIC target range for 2017 of 9.75% - 10.10%.

2018 Equity-Based Incentive Plan

The 2018 RSU awards for executive officers, which are also 40% service-based and 60% performance-based, were approved on February 8, 2018. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2019. The performance-based grants will, if earned, vest in three equal annual installments beginning on February 20, 2019, and the number of RSUs to be issued, if any, will vary depending on the Company’s ROIC for the fiscal year ending December 31, 2018, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and Invested Capital being defined consistent with 2017 (as discussed above), except that the computation of Invested Capital no longer includes the assumption that acquisition goodwill was not impaired and continued to be present in all periods. We made the change to be consistent with the computation methodology used by financial analysts that evaluate the Company. For the 2018 computations, average equity will be reduced for the non-cash goodwill impairment charge that was taken in 2008. For the performance-based RSUs, if the Company achieves certain specified strategic objectives defined in advance by the Compensation Committee, 100% of the target number of RSUs will be issued. If those specific objectives are not met and the Company achieves less than 92% of its 2018 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 109% of its 2018 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2018.

In determining the amount of equity-based incentive compensation for 2018, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s review of the Compensation Consultant’s 2017 analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, and on the Compensation Committee’s review of the Company’s 2018 budget and the recommendations of the Compensation Consultant, the Compensation Committee awarded service-based and performance-based RSUs, granted on February 20, 2018, equivalent to the approved dollar value and the 60/40 split noted above to each of our Named Executive Officers.

Chief Executive Officer Compensation

The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater opportunities for performance-based short-term and long-term incentive compensation (cash and equity, respectively).

As noted above, the Compensation Committee approved a 2.5% increase in the 2017 base salary for all Named Executive Officers, including Mr. Lamneck, raising his base salary to $820,000. Mr. Lamneck’s target annual cash incentive award opportunity is reflected as a percentage of base salary, which remained consistent at 150%, resulting in Mr. Lamneck’s 2017 target annual cash incentive award also increasing approximately 2.5% to $1,230,000. Also as noted above, the approved dollar value of 2017 target equity-based compensation awards approved by the Compensation Committee for Mr. Lamneck did not change from 2016. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2017 was $3,950,000 (compared to $3,900,000 in 2016). Mr. Lamneck’s actual annual direct compensation earned for 2017 was 114.8% of the total target, or $4,478,908 (valuing his equity-based compensation at the grant date fair value, assuming target attainment).

Pursuant to SEC rules, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer for 2017. We calculated the total compensation for both using the same methodology. The 2017 annual total compensation for the Chief Executive Officer and our median employee were $4,498,318 and $65,752, respectively. The ratio of annual total compensation for our Chief Executive Officer to that of our median employee was 68 to 1. In determining the median employee, we referred to our worldwide payroll rosters of employees on December 31, 2017, which included information on base wages, bonuses, and commissions. The payroll rosters totaled to 6,632 employees, consisting of 4,398 U.S. employees and 2,234 non-U.S. employees. In accordance with the “de minimis” exemption adjustment permitted under SEC rules, employees from the following countries, comprising less than 5% of the total population of employees, were excluded from the population based on management’s judgment: Austria (20 employees), Belgium (28 employees), Italy (55 employees), the Netherlands (160 employees), and Switzerland (10 employees). After giving effect to such exemption, the total number of employees consisted of 4,398 U.S. employees and 1,961 non-U.S. employees. Foreign compensation was converted to U.S. dollars at the average exchange rate over the 12 month period. Compensation amounts for employees newly hired during 2017 were annualized.

In setting the Chief Executive Officer’s compensation for 2018, based on Mr. Lamneck’s outstanding performance and the Compensation Committee’s evaluation of the market data provided by the Compensation Consultant, the Compensation Committee approved an increase of approximately 6% in Mr. Lamneck’s base salary for 2018, increasing (i) his base salary to $870,000 and (ii) his target annual cash incentive award opportunity to $1,305,000 (150% of base salary). Also as noted above, the dollar value of target equity-based compensation awards approved by the Compensation Committee for 2018 for Mr. Lamneck reflected an increase from 2017 of $500,000 to $2,400,000. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2018 is $4,575,000 (compared to $3,950,000 in 2017).

Other Elements of Our 2017 Executive Compensation Program

Severance Arrangements and Change in Control Provisions

Severance and change in control provisions are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”

Other Benefits

Our Named Executive Officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our Named Executive Officers other than Mr. Ebermann are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our U.S. teammates. Mr. Ebermann participates in statutory health insurance and pension plans available to other teammates in Germany. Mr. Ebermann also receives an automobile allowance and enhanced Company-paid insurance benefits in case of death or disability, which are benefits generally available to executives in EMEA. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.

We provide our executive officers with relatively limited perquisites, and we believe they are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our Named Executive Officers in the United States. The costs of perquisites and other personal benefits provided to our Named Executive Officers during 2017 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.

Clawback Policy

The Compensation Committee adopted an incentive compensation recovery, or “clawback,” policy that permits the Company, under certain objective circumstances, to recover incentive compensation paid on the basis of having met or exceeded financial performance goals. In the event of a material restatement of the Company’s financial statements, if a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, to the fullest extent called for by law, any applicable listing standard, or Company policy, require reimbursement of that portion of any cash bonus paid to, or RSUs earned by, such executive officer, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Stock Ownership Guidelines

The Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee has adopted stock ownership guidelines requiring ownership of three times base salary for our President and Chief Executive Officer and one times base salary for our other executive officers. Failure to meet or show sustained progress toward meeting the stock ownership guidelines may result in a reduction of future long-term incentive grants and may result in a requirement to retain some or all of the shares of common stock attained through Company grants of equity until the stock ownership guidelines are attained. As of December 31, 2017, all Named Executive Officers had attained their required ownership level.

Hedging, Short Sales and Pledging Policies

Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. As of December 31, 2017, none of our executive officers had pledged our securities. For a further description of these policies, please see “Corporate Governance — Hedging, Short Sales and Pledging Policies.”

Tax Considerations

For our 2017 tax year, Section 162(m) of the IRC generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer and any one of the three highest paid executive officers (other than the principal financial officer) as of the close of the applicable taxable year, but contains an exception for “qualified performance-based compensation” if certain conditions are met. Base salary and service-based RSUs, by their nature, do not qualify as performance based compensation, and amounts attributable to such compensation paid to these officers in excess of $1 million will not be deductible by the Company for federal income tax purposes.

Legislation recently signed into law would, among other things, expand the number of individuals covered by Section 162(m) and would eliminate the exception for performance-based compensation. This change will likely result in an increase in disallowed tax deductions.

While the anticipated tax treatment of compensation is given weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements could at times further the long-term interests of the Company and its stockholders. Also, although the recent tax law changes eliminate the tax benefits associated with performance based compensation programs, the Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of stockholder value, irrespective of tax deductibility.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, at-risk performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s objective has been to implement an executive compensation program that would drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as outlined below, which we believe are key contributors to our success:

Profitable Growth and Stockholder Value Creation

✓	✓	✓
Attract and Retain Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.

Pay for Performance.

A significant percentage of an executive’s compensation should be at-risk and directly aligned with Company performance, with a balance between short-term and long-term incentives.

Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through Insight equity ownership.

Role of the Board, Compensation Committee and our Executive Officers

The Compensation Committee is responsible for determining the annual cash compensation of our Chief Executive Officer and each of our other executive officers. In the case of the 2017 long-term equity-based incentives, the Compensation Committee was responsible for recommending to the Board for approval the targeted grant levels for each of our executive officers. Based on the recommendations of the Compensation Committee, the Board approved the 2017 long-term equity-based incentive awards. In setting or recommending, as applicable, the compensation of our President and Chief Executive Officer, the Compensation Committee takes into account the review of the President and Chief Executive Officer’s performance. In setting or recommending, as applicable, the compensation of our other executive officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from the Compensation Committee’s Independent Compensation Consultant

The Compensation Consultant provides executive compensation consulting services to the Compensation Committee. In 2015, the Compensation Consultant provided services relied on in connection with the review of 2016 and 2017 compensation adjustments, including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans and a review of trends in executive compensation. In 2017, the Compensation Consultant provided services relied on in connection with the review of 2018 compensation adjustments, again including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans and a review of trends in executive compensation. In 2016, the Compensation Consultant conducted a review of our non-employee director compensation program and non-employee director stock ownership guidelines. The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Committee reviewed the independence of the Compensation Consultant under NASDAQ and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

Comparison Peer Groups

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for multiple peer groups of companies as well as a general industry survey. As described above, the Compensation Committee has retained the Compensation Consultant to advise the Compensation Committee on all matters related to executive compensation. During 2015, the Compensation Consultant provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s Named Executive Officers. During 2017, the Compensation Consultant provided a similar competitive analysis related to 2018 compensation. In the future, the Compensation Committee plans to obtain such analyses at least every other year.

The Compensation Consultant has advised the Compensation Committee on a wide range of issues, including competitive market data at the time of hire and at the time of promotions for specific positions. The Compensation Consultant’s 2015 study, which was used to set 2016 and 2017 executive compensation levels, measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below, plus a broader database where the other groups might not provide adequate comparisons. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of the Compensation Consultant.

The primary characteristics of the comparison groups were:

Peer Group Characteristics
✓

First, a small group of companies that we consider to be our competitors, particularly with respect to competition for talent, customers or suppliers (the “Technology Distribution Peer Companies”). The Technology Distribution Peer Companies, which comparison group was used to assess compensation levels for the Chief Executive Officer and Chief Financial Officer, includes publicly-traded technology distribution companies.

✓

Second, a group of companies in the broader distribution business with comparable business and financial characteristics (the “Broad Industry Peer Group”). The Broad Industry Peer Group, which comparison group was used to assess compensation levels for the Chief Executive Officer, Chief Financial Officer and President, Insight United States, includes publicly-traded companies from the technology, technology distribution and broader distribution industries (e.g., food distribution, healthcare distribution, etc.).

✓

Third, a broad database to provide a reference point where the other groups might not provide adequate comparisons (the “Broad Market Database”). The Broad Market Database was used to assess compensation levels for all of the Company’s most senior executives, including the Company’s Named Executive Officers, and includes publicly-traded companies from a group of cross-industry companies (excluding companies from financial, insurance and energy industries).

While the Technology Distribution Peer Companies comparison group comprises companies that are competitors and are close comparisons in terms of sales and market capitalization, it is a relatively small group of companies. Moreover, the Broad Industry Peer Group and the Broad Market Database are not limited to companies that are competitors for talent, customers or suppliers. Accordingly, the Company does not necessarily consider these groups to be comparison groups for competitive purposes other than as an analysis of the compensation of the Company’s most senior executives.

The Compensation Committee used the Compensation Consultant’s 2015 study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2016 and 2017. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.

The Compensation Consultant’s 2015 study measured the competitiveness of the Company’s compensation relative to the Technology Distribution Peer Companies and the Broad Industry Peer Group. The companies included in the Technology Distribution Peer Companies comparison group in the Compensation Consultant’s 2015 analysis were as follows:

Technology Distribution Peer Group
Anixter International, Inc.	PCM, Inc.
CDW Corporation	ScanSource, Inc.
PC Connection, Inc.(1)	SYNNEX Corp.

(1)	Changed its name to Connection.

The companies included in the Technology Distribution Peer Companies comparison group in the 2015 study are all publicly-traded companies with revenues of less than $14 billion. The median revenue of this comparison group in 2015 was $4.7 billion, and the median market cap was $1.6 billion.

The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2015 analysis were as follows:

Broad Industry Peer Group
The Andersons, Inc.	Rush Enterprises, Inc.
Anixter International, Inc.	Sanmina-SCI Corporation
Applied Industrial Technologies, Inc.	ScanSource, Inc.
CDW Corporation	SpartanNash
Core-Mark Holding Company, Inc.	SYNNEX Corp.
Diebold, Incorporated	United Natural Foods, Inc.
Essendant, Inc.	Watsco, Inc.
MRC Global Inc.	WESCO International, Inc.
Owens & Minor, Inc.

The companies included in the Broad Industry Peer Group in the 2015 study are all publicly-traded companies with revenues from $2.8 billion to $13.6 billion. The median revenue of this comparison group in 2015 was $6.2 billion, and the median market cap was $1.9 billion.

For the Broad Market Database, the Compensation Consultant’s 2015 study utilized data from the Towers Watson Top Management Compensation Survey and the Equilar Executive Compensation Survey as well as Compensia’s Proprietary Database. The companies included in these third-party surveys were not adjusted by the Compensation Consultant in preparing their analysis and included publicly-traded companies with revenues between $2 billion and $16 billion.

The Compensation Committee used the Compensation Consultant’s 2017 study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2018. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs generally and provided advice on trends in compensation. The Compensation Consultant’s 2017 study again measured the competitiveness of the Company’s compensation relative to two comparison groups summarized below.

The companies included in the Technology Distribution Peers comparison group in the Compensation Consultant’s 2017 study were the same six companies included in the 2015 study, except that Belden, Inc., ePlus and NCR Corporation were added in the 2017 study as they met the selection criteria relative to market cap, gross profit and revenue within the industry groups. All are publicly-traded companies with revenues less than $16 billion. The median revenue of this comparison group in 2017 was $3.6 billion and the median market cap was $2.7 billion.

The companies included in the Broad Industry Peer Group in the Compensation Consultant’s 2017 study were the same 17 companies included in the 2015 study, except that Belden Inc., BMC Stock Holdings, Connection, ePlus, GMS, Inc., NCR Corporation and PCM, Inc. were added in the 2017 study as they met the selection criteria relative to the market cap, gross profit and revenue within the defined industry groups.

The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2017 study are all publicly-traded companies with revenues from $1.4 billion to $15.6 billion. The median revenue of this comparison group was $4.6 billion and the median market cap was $1.7 billion.

The Compensation Consultant’s 2015 and 2017 studies provided the Compensation Committee with data for base salary, annual cash incentives, long-term equity-based incentive compensation and total compensation for the comparison groups. With respect to total target cash compensation for 2017 and 2018, which included base salaries and target cash incentive compensation, the Compensation Consultant’s studies showed that, with variations from position to position, the Company was competitive. With respect to target long-term equity-based incentive compensation, the Compensation Consultant’s studies generally indicated that the Company’s target long-term equity-based compensation for 2017 and 2018, which included the grant date fair value of the 2017 and 2018 equity-based incentive compensation awards to the Company’s executives, also was competitive.

Alignment of Senior Management Team to Drive Performance

Our financial performance goals are designed to drive profitable growth and stockholder value creation by aligning members of senior management around common financial performance goals. To drive performance against these goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive profitable growth and stockholder value creation.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Kathleen S. Pushor, Chair
Richard E. Allen
Linda Breard
Catherine Courage
Bennett Dorrance
Michael M. Fisher
Girish Rishi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

2017 EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table provides information regarding the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2017, 2016 and 2015.

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kenneth T. Lamneck, President and Chief Executive Officer	2017	820,000	1,900,008	1,758,900	19,410	4,498,318
	2016	800,000	1,900,012	1,354,800	15,890	4,070,702
	2015	726,901	1,900,002	654,938	15,255	3,297,096
Glynis A. Bryan, Chief Financial Officer	2017	477,794	710,034	683,245	14,914	1,885,987
	2016	466,140	710,012	526,272	12,414	1,714,838
	2015	454,771	646,889	409,749	12,265	1,523,674
Steven W. Dodenhoff, President, Insight United States	2017	500,841	600,035	433,103	18,275	1,552,254
	2016	488,625	600,004	369,767	21,637	1,480,033
	2015	444,204	550,005	421,105	19,340	1,434,654
Wolfgang Ebermann, President, Insight EMEA (4)	2017	604,910	580,019	506,040	29,374	1,720,343
	2016	578,726	550,016	342,481	32,825	1,504,048
	2015	527,930	500,024	199,857	33,278	1,261,089
Michael P. Guggemos, Chief Information Officer	2017	408,964	375,010	292,409	12,591	1,088,974
	2016	398,989	375,022	225,230	8,535	1,007,776
	2015	389,258	375,005	175,361	9,309	948,933

(1)

These amounts reflect the grant date fair value of the RSU awards granted to our Named Executive Officers. For awards subject to performance conditions, the grant date fair value reported is at the target level, which was considered the probable outcome of the performance conditions, determined as of the grant date.

For 2017, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 17, 2017 (the last trading day immediately preceding the grant date since the grant date was not a trading day) of $44.48 per share multiplied by the target number of shares subject to the RSU awards. For the 60% of the 2017 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff, Mr. Ebermann and Mr. Guggemos, the maximum value of RSUs (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $3,040,030 $1,136,064, $960,056, $928,031 and $600,035, respectively. As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs for all Named Executive Officers for 2017 was 112.5% of the target number.

For 2016, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 19, 2016 (the last trading day immediately preceding the grant date since the grant date was not a trading day) of $25.86 per share multiplied by the target number of shares subject to the RSU awards. For the 60% of the 2016 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff, Mr. Ebermann and Mr. Guggemos, the maximum value of RSUs (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $3,040,024, $1,136,030, $960,001, $880,016 and $600,030, respectively. The actual award level for performance-based RSUs for all Named Executive Officers for 2016 was 137.5% of the target number.

For 2015, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2015 of $26.10 per share multiplied by the target number of RSU awards. For the 60% of the 2015 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff, Mr. Ebermann and Mr. Guggemos, the maximum value of RSUs (performance- and service-based) assuming the maximum achievement at the highest level of performance was $3,039,998, $1,035,022, $880,014, $800,043 and $600,013, respectively. The actual award level for performance-based RSUs for all Named Executive Officers for 2015 was 100% of the target number.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(2)

Non-Equity Incentive Plan Compensation represents bonuses earned by Named Executive Officers under the 2017, 2016 and 2015 annual cash incentive plans, respectively. The cash incentive plan compensation for 2017 was paid to the Named Executive Officers prior to March 15, 2018.

(3)	All Other Compensation for 2017 represents payments to:

•

Mr. Lamneck for expenses incurred related to matching contributions to his 401(k), premium payments made on his behalf for long-term disability insurance, value received related to an annual sales incentive trip and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance and the value received related to an annual sales incentive trip to be perquisites, none of which individually exceeded $10,000.

•

Ms. Bryan for expenses incurred related to matching contributions to her 401(k), premium payments made on her behalf for long-term disability insurance, and a discretionary contribution to her health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

•

Mr. Dodenhoff for value received related to matching contributions to his 401(k), expenses incurred related to premium payments made on his behalf for long-term disability insurance, value received related to an annual sales incentive trip, and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance and the value received related to an annual sales incentive trip, to be perquisites, none of which individually exceeded $10,000.

•

Mr. Ebermann for an auto allowance of $17,301 and expenses incurred related to premium payments made on his behalf for disability and death insurance. We consider the cost of the auto allowance and the premium payments for disability and death insurance, which did not exceed $10,000, to be perquisites.

•

Mr. Guggemos for matching contributions to his 401(k), expenses incurred related to premium payments made on his behalf for long-term disability insurance and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

(4)

Mr. Ebermann is a resident of Germany and was paid in Euros. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2017, respectively, by the compensation earned during the quarter. The non-equity incentive plan compensation amount included in the table above was determined by multiplying the Euros paid by the exchange rate applicable on the date paid of $1.2295 per Euro.

2017 Grants of Plan-Based Awards Table

The following table provides information regarding the possible payouts to our Named Executive Officers in 2017 under the 2017 cash incentive plan and under the Company’s 2007 Omnibus Plan, as amended (the “Omnibus Plan”).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth T. Lamneck			461,250	1,230,000	2,460,000	-	-	-	-	-
	2/20/2017	2/7/2017	-	-	-	6,408	25,630	51,260	-	1,140,023
	2/20/2017	2/7/2017	-	-	-	-	-	-	17,086	759,985
Glynis A. Bryan			179,173	477,794	955,588	-	-	-	-	-
	2/20/2017	2/7/2017	-	-	-	2,395	9,578	19,156	-	426,029
	2/20/2017	2/7/2017	-	-	-	-	-	-	6,385	284,005
Steven W. Dodenhoff			140,862	375,631	751,262	-	-	-	-	-
	2/20/2017	2/7/2017	-	-	-	2,024	8,094	16,188	-	360,021
	2/20/2017	2/7/2017	-	-	-	-	-	-	5,396	240,014
Wolfgang Ebermann (4)			153,160	408,426	816,852	-	-	-	-	-
	2/20/2017	2/7/2017	-	-	-	1,956	7,824	15,648	-	348,011
	2/20/2017	2/7/2017	-	-	-	-	-	-	5,216	232,008
Michael P. Guggemos			76,681	204,482	408,964	-	-	-	-	-
	2/20/2017	2/7/2017	-	-	-	1,265	5,059	10,118	-	225,024
	2/20/2017	2/7/2017	-	-	-	-	-	-	3,372	149,986

(1)

Represents awards under the 2017 cash incentive plan discussed under the heading “2017 Cash Incentive Plan” of the CD&A section in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each Named Executive Officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.

(2)

Pursuant to the 2017 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made on February 20, 2017. For the 60% of the 2017 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. As discussed in the CD&A section of this proxy statement, the actual award level for 2017 was 112.5% of the target number of performance-based RSUs.

(3)

For the 60% of the 2017 awards that were subject to performance conditions, the grant date fair of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 17, 2017 (the last trading day immediately preceding the grant date since the grant date was not a trading day) of $44.48 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. As discussed in the CD&A section of this proxy statement, the actual award level for 2017 was 112.5% of the target number of performance-based RSUs. For the 40% of the 2017 awards that did not have performance conditions, the grant date fair value for the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 17, 2017 (the last trading day immediately preceding the grant date since the grant date was not a trading day) of $44.48 per share multiplied by the number of service-based RSUs granted. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.

(4)

Mr. Ebermann’s cash incentive threshold, target and maximum amounts for the 2017 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. Mr. Ebermann’s threshold, target and maximum were €124,571, €332,189 and €664,378, respectively. All three amounts were translated to U.S. dollars in the table above by multiplying the Euro amounts by the exchange rate applicable on the actual date paid of $1.2295 per Euro.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding equity awards held by each Named Executive Officer on December 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Kenneth T. Lamneck	145,696	5,578,700
Glynis A. Bryan	53,203	2,037,143
Steven W. Dodenhoff	45,025	1,724,007
Wolfgang Ebermann	47,419	1,815,674
Michael P. Guggemos	28,756	1,101,067

(1)

Under various service-based equity incentive compensation programs, our Named Executive Officers have received varying levels of grants of service-based RSUs that vest ratably over four years, including an award of service-based RSUs to Mr. Ebermann on February 10, 2014 in conjunction with the commencement of his employment by the Company effective January 6, 2014.

Pursuant to the 2017 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made in February 2017. For the 60% of the 2017 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 112.5% of the target, as actual consolidated ROIC exceeded the target range for the fiscal year ended December 31, 2017. As of December 31, 2017, upon the Company’s achievement of the actual ROIC amount for the fiscal year ended December 31, 2017, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

Pursuant to the 2016 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made in February 2016. For the 60% of the 2016 awards that were subject to performance conditions, the number of actual performance-based

RSUs ultimately awarded was 137.5% of the target, as actual consolidated ROIC exceeded the target range for the fiscal year ended December 31, 2016. As of December 31, 2016, upon the Company’s achievement of the actual ROIC amount for the fiscal year ended December 31, 2016, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

Pursuant to the 2015 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made in February 2015. For the 60% of the 2015 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 100% of the target, as actual consolidated ROIC was within the target range for the fiscal year ended December 31, 2015. As of December 31, 2015, upon the Company’s achievement of the actual ROIC amount for the fiscal year ended December 31, 2015, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

All of these RSUs were made under the Omnibus Plan.

The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date.

Name	2/10/18	2/20/18	2/20/19	2/20/20	2/20/21
Kenneth T. Lamneck	-	71,483	48,713	21,229	4,271
Glynis A. Bryan	-	25,714	17,961	7,932	1,596
Steven W. Dodenhoff	-	21,781	15,191	6,704	1,349
Wolfgang Ebermann	5,501	20,121	14,128	6,365	1,304
Michael P. Guggemos	-	14,109	9,614	4,190	843

(2)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 29, 2017 (December 31, 2017 was not a trading day) of $38.29 per share.

2017 Option Exercises and Stock Vested Table

The following table sets forth information with respect to shares of Company common stock acquired through vesting of restricted stock units and the number of shares acquired and value realized on vesting by the Named Executive Officers during 2017. There were no outstanding stock options in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kenneth T. Lamneck	83,277	3,704,161
Glynis A. Bryan	29,270	1,301,930
Steven W. Dodenhoff	23,857	1,061,159
Wolfgang Ebermann	25,704	1,147,165
Michael P. Guggemos	16,438	731,162

(1)

During 2017, the stock awards (all RSUs) that vested for the Named Executive Officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the Named Executive Officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the Named Executive Officers. The net number of shares acquired by Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff and Mr. Guggemos on vesting was 47,798, 18,534, 15,662 and 11,173, respectively. Mr. Ebermann’s awards were not net-share settled.

Employment Agreements, Severance and Change in Control Provisions

Our employment agreements with our executive officers and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our Named Executive Officers in the United States provide for continually renewing terms (one year for Messrs. Lamneck, Dodenhoff and Guggemos and two years for Ms. Bryan). Mr. Ebermann’s employment agreement may be terminated with a notice period of 12 months, during which period he will continue to be an employee and will receive all of the benefits under the employment agreement. All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control of the Company plus a triggering termination under the change of control agreement), provided, however, that under the terms of the Omnibus Plan, applicable to all employees, a change in control would result in all stock awards becoming fully exercisable and vested to the full extent of the original grant, any restrictions would lapse and all performance-based awards would be earned and payable in full at target levels. Additionally, beginning with grants to all employees in February 2015, upon termination of service by reason of death, any portion of service-based RSUs and, after the completion of the performance period for all performance-based awards, any portion of performance-based awards remaining unvested on that date, which would have vested through the first anniversary of the date of death become fully exercisable and vested effective immediately prior to the employee’s death.

The Company’s employment agreements with its Named Executive Officers are intended to comply with Section 409A of the IRC. The material terms of the employment agreements with our Named Executive Officers are as follows:

Kenneth T. Lamneck

(i)	Effective as of January 1, 2010.
(ii)

A severance payment upon termination of employment “without cause,” by Mr. Lamneck for “good reason,” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,800,000, payable in equal installments over a period of 12 months following the date of termination.

(iii)

In the event of Mr. Lamneck’s death or “disability,” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(iv)

The agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Lamneck upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2017:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$ 1,800,000	$ -	$ -	$ 1,800,000
Change in Control – Involuntary Termination	1,800,000	5,578,700	-	7,378,700
Change in Control – Without Termination	-	5,578,700	-	5,578,700
Death	-	2,422,838	-	2,422,838

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 29, 2017 (December 31, 2017 was not a trading day) of $38.29 per share.

Glynis A. Bryan

(i)	Effective as of January 1, 2009.
(ii)

A severance payment upon termination of employment “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.

(iii)

A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits. All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.

(iv)

In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.

The table below summarizes the potential payments and benefits to Ms. Bryan upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2017:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$ 2,048,582	$ -	$ 25,617	$ 2,074,199
Change in Control – Involuntary Termination	2,458,331	2,037,143	44,829	4,540,303
Change in Control – Without Termination	-	2,037,143	-	2,037,143
Disability	802,694	-	-	802,694
Death	802,694	877,607	-	1,680,301

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 29, 2017 (December 31, 2017 was not a trading day) of $38.29 per share.

Steven W. Dodenhoff

(i)	Effective as of January 30, 2012.
(ii)

A severance payment upon termination of employment “without cause” or termination by Mr. Dodenhoff for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)

A severance payment following a “change in control” of the Company if Mr. Dodenhoff terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 12 months following termination or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)

In the event of Mr. Dodenhoff’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Mr. Dodenhoff of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Dodenhoff upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2017:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$ 1,335,054	$ -	$ 23,375	$ 1,378,429
Change in Control – Involuntary Termination	1,335,054	1,724,007	23,375	3,102,436
Change in Control – Without Termination	-	1,724,007	-	1,734,007
Disability	558,318	-	-	558,318
Death	558,318	743,017	-	1,301,335

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 29, 2017 (December 31, 2017 was not a trading day) of $38.29 per share.

Wolfgang Ebermann

(i)	Commenced January 6, 2014.
(ii)

The employment agreement may be terminated with a notice period of twelve months, during which period Mr. Ebermann will continue to be an employee and will receive all of the benefits under the employment agreement.

(iii)	The Company’s right to terminate Mr. Ebermann’s employment with immediate effect for compelling reason is not restricted by provision (ii).
(iv)

If Mr. Ebermann is prevented from working due to being incapacitated as a result of sickness not due to his fault, then the Company shall continue to make salary payments in accordance with statutory provisions. According to the continued payment laws in Germany in effect at the date the employment agreement was signed, the remunerations will be paid for up to six weeks. Thereafter, Mr. Ebermann will be granted a subsidy that covers the difference between the sickness benefit of the statutory health insurance (or his private health insurance) and his monthly remuneration up and until the expiration of a 120-day term commencing with the occurrence of incapacity. The subsidy will be granted only once within a period of three years.

(v)

The agreement also provides for non-disclosure by Mr. Ebermann of our confidential information and includes covenants by him not to solicit Insight’s employees or customers for a period of two years following termination of the employment agreement.

(vi)

The employment shall end in any event automatically, without need for notice, with the expiration of such month in which Mr. Ebermann attains statutory retirement age under the statutory pension scheme.

The table below summarizes the potential payments and benefits to Mr. Ebermann upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2017:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Change in Control – Involuntary Termination	$ -	$ 1,815,674	$ -	$ 1,815,674
Change in Control – Without Termination	-	1,815,674	-	1,815,674
Death	-	687,727	-	687,727

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 29, 2017 (December 31, 2017 was not a trading day) of $38.29 per share.

Michael P. Guggemos

(i)	Effective as of November 1, 2010.
(ii)

A severance payment upon termination of employment “without cause” or termination by Mr. Guggemos for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)

A severance payment following a “change in control” of the Company if Mr. Guggemos terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of 12 months following termination or eligibility for new benefits. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)

In the event of Mr. Guggemos’ termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Mr. Guggemos of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Guggemos upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2017:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$ 876,734	$ -	$ 21,309	$ 898,043
Change in Control – Involuntary Termination	876,734	1,101,067	21,309	1,999,110
Change in Control – Without Termination	-	1,101,067	-	1,101,067
Disability	394,650	-	-	394,650
Death	394,650	478,204	-	872,854

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 29, 2017 (December 31, 2017 was not a trading day) of $38.29 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding the number of shares of our common stock that may be issued under our equity compensation plans, which have been approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	892,113(1)	-	3,215,540(2)
Equity compensation plans not approved by security holders	-	-	-
Total	892,113(3)	-	3,215,540(3)

(1)	Represents the number of underlying shares of common stock at the target award level associated with outstanding restricted stock units under approved plans.

(2)	Shares of common stock remaining available for issuance under the Omnibus Plan.

(3)

Subsequent to December 31, 2017, the Company’s annual grant of equity-based awards to certain employees was made on February 20, 2018. As such, the Company determined to supplement the table above with the table below for transparency and full disclosure. The following table sets forth certain information as of March 15, 2018 regarding the number of shares of our common stock that may be issued under our equity compensation plans, all of which were approved by security holders.

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

938,044	2,929,486

PROPOSAL 3 – Ratification of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2018. KPMG is currently the Company’s independent registered public accounting firm.

Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We have been advised that a representative of KPMG will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR

RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of NASDAQ and under SEC rules and each of Messrs. Allen and Fisher and Ms. Breard have been designated as an “audit committee financial expert” by the Board of Directors.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for issuing an attestation report on the effectiveness of the Company’s internal control over financial reporting based upon its audit. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 1990.

The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Principal Accounting Officer, General Counsel, Vice President of Internal Audit and KPMG (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.

Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC, the Audit Committee:

•

Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.

•	Reviewed and discussed with management and KPMG the effectiveness of the Company’s internal control over financial reporting, including management’s report and KPMG’s attestation report on that topic.

•

Discussed with KPMG the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees in accordance with the standards of the PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

•

Received the required written communications from KPMG that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from the Company. Based upon these communications, the Audit Committee discussed with KPMG its independence from the Company. In considering the independence of KPMG, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Richard E. Allen, Chair
Bruce W. Armstrong
Linda Breard
Michael M. Fisher
Anthony A. Ibargüen
Girish Rishi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

Independent Registered Public Accounting Firm Fees and Independence

The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit Committee after the committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2017. Responsibility for this pre-approval may be delegated to one or more members of the Audit Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.

The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2017 and 2016.

KPMG Fees	Years Ended December 31
	2017	2016
Audit fees	$2,858,000	$2,295,000
Audit-related fees	$220,000	$126,000
Tax fees	$618,000	$148,000
All other fees	-	-
Total fees	$3,696,000	$2,569,000

Audit Fees. Consists principally of fees for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries.

Audit-Related Fees. Consists principally of fees related to examinations associated with the service organization controls reporting and other assurance reporting.

Tax Fees. Consists principally of fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.

All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2017 and 2016.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2017 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?

These proxy materials are first being distributed on or about April 6, 2018 to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 10, 2018, at 11:00 a.m. MST, at Insight Client Support Center, 910 West Carver Road, Tempe, Arizona, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?

At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the nine director nominees named in this proxy statement for a term expiring at the 2019 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our Named Executive Officers, and (3) to ratify the appointment of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” and “Proposal 3—Ratification of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (the “Notice”).

Who can attend the Annual Meeting?

Only holders of our common stock as of the close of business on the record date, which was March 22, 2018, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 22, 2018 in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date, which was March 22, 2018, are entitled to notice of, and to vote at, the Annual Meeting. As of March 22, 2018, there were 36,068,742 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?

Stockholders of record can vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown on your Notice or proxy card;
•	Via the Internet—You may visit the Internet website indicated on your Notice or proxy card and follow the on-screen instructions;
•	By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•	In person—You may deliver a completed proxy card at the meeting or vote in person.

Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. CT on Wednesday, May 9, 2018.

If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•

Non-Discretionary Items. The election of directors (Proposal 1) and the advisory vote to approve Named Executive Officer compensation (Proposal 2) may not be voted on by your broker if it has not received voting instructions.

•

Discretionary Items. The ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:

•	Mailing written notice of revocation or change to our Corporate Secretary at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283;
•	Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•	Voting in person at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?

A representative of the Company will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of director nominees named in this proxy statement. Each of the nine nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on the proposal.

Proposal 2: Advisory vote to approve Named Executive Officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Ratification of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2018. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays to prepare, mail and solicit the proxies?

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”), the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $9,500, plus reimbursement of out-of-pocket expenses, for its services.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 is being furnished to stockholders concurrently herewith. Insight will mail without charge, upon written request, another copy of our Annual Report, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our Annual Report is also available at http://investor.insight.com/financial-information.

Householding

Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283, or by telephone at (480) 333-3000. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2019 Annual Meeting

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283 no later than December 7, 2018. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder for consideration at our 2019 Annual Meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than February 9, 2019 nor later than March 11, 2019. With respect to stockholders wishing to recommend nominees for election to the Board at our 2019 Annual Meeting, timely notice of any director nomination must be received by us in accordance with our Amended and Restated Bylaws no earlier than February 9, 2019 nor later than March 11, 2019. Such notices must contain the information required by our Amended and Restated Bylaws.

Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report (accompanying this proxy statement), and in any of our subsequent filings with the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2018

The proxy materials for the Company’s annual meeting of stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement, are available over the Internet by accessing the Company’s website at http://investor.insight.com/financial-information. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

April 6, 2018

APPENDIX A

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES NON-GAAP ADJUSTED

FINANCIAL MEASURE RECONCILIATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Years Ended December 31,

	2017	2016	2015
Non-GAAP Adjusted Consolidated EFO:
GAAP consolidated EFO	$179.3	$148.8	$126.5
Severance and restructuring expenses	9.0	4.6	4.9
Acquisition-related expenses	3.3	4.4	-
Loss on sale of foreign entity	3.6	-	-
Gain on sale of real estate for which a non-cash impairment charge was previously reported	-	(0.3)	-
Non-cash real estate impairment	-	-	0.8
Other	(0.5)	0.3	0.4

Non-GAAP Adjusted consolidated EFO	$194.7	$157.8	$132.6

Non-GAAP Adjusted Consolidated Diluted EPS:
GAAP consolidated diluted EPS	$2.50	$2.32	$1.98
Severance and restructuring expenses	0.25	0.13	0.13
Acquisition-related expenses	0.09	0.12	-
Loss on sale of foreign entity	0.10	-	-
Gain on sale of real estate for which a non-cash impairment charge was previously reported	-	(0.01)	-
Non-cash real estate impairment	-	-	0.02
Income taxes on non-GAAP adjustments	(0.07)	(0.04)	(0.02)
Tax expense related to U.S. federal tax reform	0.37	-	-

Non-GAAP Adjusted consolidated diluted EPS	$3.24	$2.52	$2.11

Non-GAAP Adjusted U.S. EFO:
GAAP EFO for North America Segment	$153.7	$116.9	$103.8
Severance and restructuring expenses	4.0	2.9	1.2
Acquisition-related expenses	3.2	4.3	-
Gain on sale of real estate for which a non-cash impairment charge was previously reported	-	(0.3)	-
Non-cash real estate impairment	-	-	0.8

Non-GAAP Adjusted EFO for North America Segment	160.9	123.8	105.8
Less: EFO for Canada operations and other	(15.8)	(10.6)	(7.4)

Non-GAAP Adjusted EFO for U.S. operations	$145.1	$113.2	$98.4

Non-GAAP Adjusted EMEA EFO:
GAAP EFO for EMEA Segment	$17.4	$23.9	$16.6
Severance and restructuring expenses	4.9	1.5	3.8
Acquisition-related expenses	0.1	-	-
Loss on sale of foreign entity	3.6	-	-
Other	(0.5)	0.5	(0.8)

Non-GAAP Adjusted EFO for EMEA Segment	$25.5	$25.9	$19.6

A-1

APPENDIX A

(continued)

	Years Ended December 31,

	2017	2016	2015
Non-GAAP Adjusted ROIC:
GAAP consolidated EFO	$179.3	$148.8	$126.5
Severance and restructuring expenses	9.0	4.6	4.9
Acquisition-related expenses	3.3	4.4	0.4
Loss on sale of foreign entity	3.6	-	-
Gain on sale of real estate for which a non-cash impairment charge was previously reported	-	(0.3)	-
Non-cash real estate impairment	-	-	0.8
Other	(0.3)	0.3	-

Non-GAAP Adjusted consolidated EFO	194.9	157.8	132.6
Income tax expense*	72.1	58.4	49.0

Non-GAAP Adjusted consolidated EFO, net of tax	$122.8	$99.4	$83.6

Average stockholders’ equity**	$780.6	$694.5	$683.8
2008 goodwill impairment charge, net of tax	276.7	276.7	276.7
Average debt**	316.1	121.0	68.9
Average cash**	(184.7)	(183.1)	(172.2)

Invested capital	$1,188.7	$909.1	$857.2

Non-GAAP Adjusted ROIC***	10.33%	10.93%	9.75%

à	Assumed tax rate of 37%
àà	Average of previous five quarters
ààà	Computed as non-GAAP Adjusted consolidated earnings from operations, net of tax divided by invested capital

Constant Currency

In addition, the Company refers to changes in financial results in constant currency. Such year over year comparisons of financial results exclude the effects of fluctuating foreign currency exchange rates. In computing these changes and percentages, the Company compares the current year amount as translated into U.S. dollars under the applicable accounting standards to the prior year amount in local currency translated into U.S. dollars utilizing the weighted average translation rate for the current period.

USE OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures (referred to in this proxy statement as Adjusted EFO, Adjusted Diluted EPS and Adjusted ROIC) exclude the items noted above. The Company excludes these items when internally evaluating its results of operations. These non-GAAP measures are used to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare the Company’s results to those of the Company’s competitors. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A-2

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the election of the nominees for director in

Proposal 1 and FOR Proposals 2 and 3.

1. Election of Nine Directors:	01	Richard E. Allen	☐	For	☐	Against	☐	Abstain

	02	Bruce W. Armstrong	☐	For	☐	Against	☐	Abstain

	03	Linda Breard	☐	For	☐	Against	☐	Abstain

Please fold here – Do not separate

	04	Timothy A. Crown	☐	For	☐	Against	☐	Abstain

	05	Catherine Courage	☐	For	☐	Against	☐	Abstain

	06	Anthony A. Ibargüen	☐	For	☐	Against	☐	Abstain

	07	Kenneth T. Lamneck	☐	For	☐	Against	☐	Abstain

	08	Kathleen S. Pushor	☐	For	☐	Against	☐	Abstain

	09	Girish Rishi	☐	For	☐	Against	☐	Abstain

2. Advisory vote (non-binding) to approve named executive officer compensation			☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018			☐	For	☐	Against	☐	Abstain

Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INSIGHT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 10, 2018

11:00 a.m. Mountain Standard Time

INSIGHT CLIENT SUPPORT CENTER

910 West Carver Road, Suite 110

Tempe, AZ 85284

Insight Enterprises, Inc. 910 West Carver Road, Suite 110 Tempe, AZ 85284	proxy

This proxy is solicited by the Board of Directors for use at the 2018 Annual Meeting of Stockholders on May 10, 2018.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of the nominees for director in Proposal 1 and “FOR” Proposals 2 and 3, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK and SAMUEL C. COWLEY, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/nsit Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 9, 2018.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 9, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.